Exhibit 97

FINWARD BANCORP

COMPENSATION RECOVERY POLICY

Adopted November 17, 2023

I.	INTRODUCTORY STATEMENT OF POLICY

All applicable compensation provided by Finward Bancorp and its subsidiaries and affiliates (collectively, “Finward” or the “Company”) to employees is provided subject to all applicable laws and regulations providing for the forfeiture, disgorgement, recoupment, or diminution of incentive compensation (commonly referred to as “clawback” or “recovery”) and to the additional terms and conditions of this Compensation Recovery Policy (the “Policy”).

Finward believes that incentive compensation offered to its employees should be subject to recovery in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage, or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The primary method of subjecting incentive compensation to recovery is through compensation design features which expose Finward’s employees to loss of potential compensation in the event of such adverse impacts. These design features include payout deferrals and multi-year performance and vesting periods.  In addition, certain officers of the Company are expected to hold specified amounts of Finward common stock under the Company’s Stock Ownership Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts.  These design features and holding mandates serve similar objectives as post-payout recovery policies and are addressed in other policies.

Despite these design features and holding requirements, Finward acknowledges that in certain circumstances they may be insufficient as an incentive for employees to avoid undue risk-taking and ensure the fairness of realized compensation.  To address these circumstances, the Board of Directors (the “Board”) of Finward believes it is in the best interests of the Company and its shareholders to adopt this Policy, which addresses the recovery of incentive compensation awarded to certain employees under the circumstances specified herein.

The Policy is intended to comply with, and shall be interpreted to be consistent with, the requirements of applicable law and regulation, including: (i) Guidance on Sound Incentive Compensation Policies published by the federal banking agencies; (ii) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”); (iii) Section 10D of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), Exchange Act Rule 10D-1, and Rule 5608 of the listing rules of the Nasdaq Stock Market (“Nasdaq Listing Rule 5608”); and (iv) Section 304 of the Sarbanes Oxley Act of 2002, as each may be amended from time to time.

II.	ADMINISTRATION OF POLICY

Except as specifically set forth herein, this Policy shall be administered by the Compensation and Benefits Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, Risk Management and Compliance Committee, and the Nominating and Corporate Governance Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Finward Bancorp Compensation Recovery Policy

III.	DEFINITIONS

As used in this Policy, all capitalized terms not otherwise defined herein shall have the following definitions:

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, the Committee, or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed with the SEC.

“Covered Executives” means the Company’s current and former executive officers, as determined by the Committee in accordance with the definition of “executive officer” set forth in Rule 10D-1 and Nasdaq Listing Rule 5608.

“Erroneously Awarded Compensation” has the meaning set forth in Section IV.B.2 of this Policy.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Finward’s stock price; TSR; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; earnings before interest, taxes, depreciation, and amortization; liquidity measures (e.g., operating cash flow); return measures (e.g., return on equity and return on assets); earnings measures (e.g., earnings per share); and any of such Financial Reporting Measures relative to a peer group, where the Company’s Financial Reporting Measure is subject to an Accounting Restatement. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Finward Bancorp Compensation Recovery Policy

“Nasdaq” means the Nasdaq Stock Market.

“SEC” means the U.S. Securities and Exchange Commission.

“TSR” means total shareholder return.

IV.	MANDATORY RECOVERY

The Committee shall require the recovery, forfeiture, disgorgement, return, or adjustment of certain incentive-based compensation to the Company under the circumstances discussed in Section IV of this Policy.

A.	Recovery Under Section 304 of the Sarbanes Oxley Act of 2002

Pursuant to Section 304 of the Sarbanes Oxley Act of 2002 (15 U.S.C. § 7243), if Finward is required to prepare an Accounting Restatement due to material noncompliance as a result of misconduct with financial reporting requirements under the securities laws, then the Chief Executive Officer and Chief Financial Officer of Finward must reimburse the Company for:

(i)

any bonus or other incentive compensation or equity compensation received by the Chief Executive Officer and Chief Financial Officer, as applicable, from Finward during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial statements that were restated; and

(ii)

any profits realized from the sale of Finward’s securities during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial statements that were restated.

All determinations by the Committee regarding whether recovery is required under this subsection A and the extent of such recovery shall be made in accordance with any and all rules, regulations, and binding judicial interpretations construing the provisions of Section 304 of the Sarbanes Oxley Act of 2002. Any right of recovery under this subsection A is in addition to, and not in lieu of, any other rights of recovery that may be available pursuant to the other provisions of this Policy.

B.	Recovery Under Section 954 of the Dodd-Frank Act

Pursuant to Section 954 of the Dodd-Frank Act, and Exchange Act Rule 10D-1 and Nasdaq Listing Rule 5608 promulgated thereunder, Finward shall require the recovery of Incentive-Based Compensation under the terms and conditions of this subsection B. Any right of recovery under this subsection B is in addition to, and not in lieu of, any other rights of recovery that may be available pursuant to the other provisions of this Policy.

This subsection B applies to Incentive-Based Compensation received by a Covered Executive: (i) after beginning services as a Covered Executive; (ii) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (iii) while Finward has a listed class of securities on a national securities exchange.

Finward Bancorp Compensation Recovery Policy

1.	Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event Finward is required to prepare an Accounting Restatement, Finward shall reasonably promptly recover the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to subsection B.2 hereof, during the Applicable Period.

2.	Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this subsection B from each Covered Executive, as determined by the Committee, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Committee without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on Finward’s stock price or TSR: (i) the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (ii) Finward shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq.

3.	Method of Recovery

The Committee shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; (v) any other method authorized by applicable law or contract; or (vi) any combination of any of the foregoing methods. Subject to compliance with any applicable law, the Committee may affect recovery under this subsection B from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, or commissions and compensation previously deferred by the Covered Executive. Any determinations concerning the method of recovery made by the Committee may take into consideration, in the sole discretion of the Committee, the facts and circumstances of the Covered Executive and need not be uniform with respect to each individual covered by the Policy.

Finward Bancorp Compensation Recovery Policy

Finward is authorized and directed pursuant to subsection B of this Policy to recover Erroneously Awarded Compensation in compliance herewith unless the Committee has determined that recovery would be impracticable solely for any one of the following limited reasons, and subject to the following procedural and disclosure requirements:

•

The direct expense paid to a third party to assist in enforcing subsection B of this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Nasdaq.

•

Recovery would violate U.S. law that was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of U.S. law, the Committee must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and Nasdaq Listing Rule 5608.

•

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Finward, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and the regulations promulgated thereunder.

4.	No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, Finward shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation under this subsection B, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential recovery obligations under this subsection B.

5.	Effective Date; Retroactive Application

Subsection IV.B of this Policy shall be effective as of October 2, 2023 (the “Dodd-Frank Recovery Effective Date”). The terms of the recovery obligations set forth in subsection IV.B of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Dodd-Frank Recovery Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to a Covered Executive prior to the Dodd-Frank Recovery Effective Date. Without limiting the generality of subsection IV.B.3 hereof, and subject to applicable law, the Committee may affect recovery under this subsection IV.B from any amount of compensation approved, awarded, granted, payable, or paid to the Covered Executive prior to, on, or after the Dodd-Frank Recovery Effective Date.

V.	DISCRETIONARY RECOVERY APPLICABLE TO VICE PRESIDENTS AND ABOVE

In addition to any other rights of recovery or remedies available to Finward under this Policy or pursuant to applicable law, if the Board or Committee determines that it is appropriate, Finward may recover (in whole or in part) any bonus, incentive payment or compensation (including any Incentive-Based Compensation), commission, equity award, or other compensation received by an officer of Finward holding the title of Vice President or above, or from any commission-based advisor providing services to Finward (for example, a mortgage loan originator), that was based on incentive metrics or financial statements that were either fraudulent or found to be materially inaccurate. Any such bonuses, incentive payments, commissions, equity awards, or other compensation that were based on any financial results or operating metrics that were impacted by the officer’s or advisor’s knowing or intentional fraudulent or illegal conduct shall be deemed sufficient reasons to seek recovery of compensation under this Section V. In addition, any such compensation that was based on any financial or incentive metric that is determined to be materially inaccurate shall be subject to recovery under this Section V.

Finward Bancorp Compensation Recovery Policy

VI.	DUTIES OF OFFICERS AND OTHERS; NOTICE OF RECOVERY

It is the duty of each individual officer, advisor, and Covered Executive subject to this Policy to attest to the accuracy of any financial or incentive metric used in determining such individual’s bonus, incentive payment, Incentive-Based Compensation, commission, equity award, or other compensation. The acceptance of compensation by such individual will be deemed by Finward as an attestation that the incentive metrics or underlying financial statements used to determine the compensation are not based on materially inaccurate or fraudulent information.

If the Committee determines, in its sole discretion, that all or a portion of an individual’s compensation is subject to recovery under this Policy, the Committee will promptly deliver to the individual a notice of recovery which will specify the amount subject to recovery under this Policy and the terms for the prompt repayment thereof.

VII.	COMMITTEE INDEMNIFICATION

Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination, or interpretation made with respect to this Policy and shall be fully indemnified by Finward to the fullest extent under applicable law and Company policy with respect to any such action, determination, or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

VIII.	AMENDMENT; TERMINATION

The Board may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which Finward’s securities are listed.

IX.	OTHER RECOVERY RIGHTS; COMPANY CLAIMS

The Board intends that this Policy shall be applied to the fullest extent of the law. This Policy supersedes in its entirety the [Compensation Recovery Policy] adopted by the Board in November 17, 2023. However, any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to Finward under applicable law or pursuant to the terms of any compensation recovery provision set forth in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Finward, to the extent such provisions or legal remedies require recovery of compensation in additional circumstances beyond those specified in this Policy. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages, or other legal remedies Finward or any of its affiliates may have against a Covered Executive or other officer, advisor, or employee of Finward arising out of or resulting from any actions or omissions by such individual.

Finward Bancorp Compensation Recovery Policy

X.	MISCELLANEOUS

1.	Successor

This Policy shall be binding and enforceable against all Covered Executives and other officers, advisors, and employees of Finward covered by this Policy, and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

2.	Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on Finward’s website and filed as an exhibit to Finward’s annual report on Form 10-K as filed with the SEC.

3.	Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy, as set forth in the attached Exhibit A.

4.	Compliance with Section 409A

Any set-offs of deferred benefits to recoup the amounts to be repaid by Covered Executives, officers, advisors, employees, or other individuals covered under this Policy shall be made in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

5.	Severability

If any provision of this Policy or the application of any provision in this Policy to an individual shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

* * * * * * *

Approving Body:	Board of Directors
Date Approved by Board:	November 17, 2023
Date of Most Recent Previous Review and Approval:
Policy Owner (Reviewer):	David Kwait
Date Last Reviewed by Policy Owner:	November 17, 2023

Revision History
Date of original adoption.

Finward Bancorp Compensation Recovery Policy

EXHIBIT A

Finward Bancorp

Compensation Recovery Policy Acknowledgment and Consent

Adopted by Board of Directors: November 17, 2023

I hereby agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Finward Bancorp Compensation Recovery Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. In the event it is determined by the Committee that any amounts granted, awarded, earned, or paid to me must be recovered, forfeited, recouped, or reimbursed to the Company, I will promptly take any action necessary to effectuate such recovery, forfeiture, recoupment, or reimbursement. Any capitalized terms not otherwise defined herein shall have the meanings set forth in the Policy.

[Name]	Date
[Title]

Compensation Recovery Policy Acknowledgment and Consent